Exhibit 2.1

EXECUTION VERSION

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated as of September 2, 2016, amends that certain Asset Purchase Agreement, dated as of June 11, 2016 (as amended by that certain First Amendment to the Asset Purchase Agreement, dated as of June 16, 2016, as so amended, the “Agreement”), by and among HS Infusion Holdings, Inc., a Delaware corporation (the “Company”), the direct and indirect Subsidiaries of the Company signatories thereto, BioScrip, Inc., a Delaware corporation (“Parent”), and HomeChoice Partners, Inc., a Delaware corporation (“Buyer”). Capitalized terms used and not defined herein shall have the respective meaning ascribed thereto in the Agreement.

WHEREAS, the parties hereto have previously executed and delivered the Agreement;

WHEREAS, Section 13.6 of the Agreement provides that the Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by the Company and the Buyer Parties;

WHEREAS, the parties have determined that it is in the best interest of the parties to amend the Agreement as set forth below; and

WHEREAS, the Company and the Buyer Parties now wish to amend the Agreement in the manner set forth herein.

NOW, THEREFORE, for good and valuable consideration the adequacy and receipt of which are hereby acknowledged, in accordance with Section 13.6 of the Agreement, the parties hereto agree as follows:

1.            Amendment to Section 4.4. Section 4.4 of the Agreement shall be amended and restated in its entirety to read as follows:

“4.4           Payment of Parent Common Stock subject to the Tranche A RSUs. Promptly, and in any event within five (5) Business Days, following the earlier of (a) the closing price of Parent Common Stock, as reported by NASDAQ, averaging Four Dollars ($4.00) per share or above over twenty (20) consecutive trading days during the period beginning on the Closing Date and ending December 31, 2019 or (b) a Change of Control that occurs on or prior to December 31, 2017 or a Change of Control thereafter but on or prior to December 31, 2019 pursuant to which the consideration payable per share equals or exceeds $4.00 per share, the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche A will be contributed by Parent to Buyer, and Buyer shall pay over such shares to the Company or the appropriate Company Subsidiary or Company Subsidiaries as set forth on Schedule 4.7; provided that, if at such earlier date Parent does not have sufficient authorized shares of Parent Common Stock to pay over all or any portion of the required shares of Parent Common Stock, then notwithstanding the satisfaction of clause (a) or (b) of this Section 4.4, as applicable, the number of shortfall shares of Parent Common Stock to be paid over pursuant to this Section shall not be issued until such time as Parent has sufficient authorized shares of Parent Common Stock to issue such shortfall shares. Notwithstanding the foregoing delivery requirement, for the avoidance of doubt, in connection with any Change of Control of the type described in clause (b), the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche A will participate in such Change of Control to the same extent as the other shares of Parent Common Stock issued and outstanding as of such time, whether or not there are sufficient authorized shares of Parent Common Stock outstanding to issue the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche A at such time.”

2.            Amendment to Section 4.5. Section 4.5 of the Agreement shall be amended and restated in its entirety to read as follows:

“4.5           Payment of Parent Common Stock subject to the Tranche B RSUs. Promptly, and in any event within five (5) Business Days, following the earlier of (a) the closing price of Parent Common Stock, as reported by NASDAQ, averaging Five Dollars ($5.00) per share or above over twenty (20) consecutive trading days during the period beginning on the Closing Date and ending December 31, 2019 or (b) a Change of Control that occurs on or prior to December 31, 2017 or a Change of Control thereafter but on or prior to December 31, 2019 pursuant to which the consideration payable per share equals or exceeds $5.00 per share, the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche B will be contributed by Parent to Buyer, and Buyer shall pay over such shares to the Company or the appropriate Company Subsidiary or Company Subsidiaries as set forth on Schedule 4.7; provided that, if at such earlier date Parent does not have sufficient authorized shares of Parent Common Stock to pay over all or any portion of the required shares of Parent Common Stock, then notwithstanding the satisfaction of clause (a) or (b) of this Section 4.5, as applicable, the number of shortfall shares of Parent Common Stock to be paid over pursuant to this Section shall not be issued until such time as Parent has sufficient authorized shares of Parent Common Stock to issue such shortfall shares. Notwithstanding the foregoing delivery requirement, for the avoidance of doubt, in connection with any Change of Control of the type described in clause (b), the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche B will participate in such Change of Control to the same extent as the other shares of Parent Common Stock issued and outstanding as of such time, whether or not there are sufficient authorized shares of Parent Common Stock outstanding to issue the shares of Parent Common Stock to be paid over pursuant to the RSUs in Tranche B at such time.”

3.           Amendment to Article 4. Article 4 of the Agreement shall be amended by adding the following Section 4.10:

“4.10           Stockholder Approval; Cash Election.

4.10.1 Stockholder Approval.

(i) Parent agrees that, promptly following Closing (and in any event within twenty (20) calendar days of Closing) Parent shall file a proxy statement with the SEC to call a special meeting of stockholders to approve a proposal (the “Authorization Proposal”) to increase the authorized capital stock of Parent in an amount at least sufficient to allow Parent to comply with its issuance obligations under Sections 4.4 and 4.5 of this Agreement (such approval, the “Stockholder Approval”). Parent shall use commercially reasonable efforts to hold such meeting as soon as practicable after Closing (and in any event within ninety (90) days of Closing); provided that Parent shall not be required to hold such meeting earlier than thirty-five (35) days after Parent has satisfied any SEC comments to such proxy statement (which Parent shall use commercially reasonable efforts to promptly satisfy). Parent agrees that any proxy statement filed by Parent with the SEC with respect to the Authorization Proposal shall contain a recommendation from the Parent Board that Parent’s stockholders approve the Authorization Proposal.

(ii) If the Stockholder Approval is not obtained at the special meeting called in accordance with Section 4.10.1(i), Parent shall to the extent any RSUs are still outstanding submit the Authorization Proposal on a twice per year basis beginning in 2017 at either the annual meeting of Parent’s stockholders or at a special meeting of Parent’s stockholders called to consider the Authorization Proposal until the Stockholder Approval is obtained and the first such meeting shall be held no later than June 30, 2017.

(iii) Upon the receipt of the Stockholder Approval, Parent agrees that it will, as promptly as practicable, but in any case within five (5) Business Days of such receipt, (A) file an amendment to its then current certificate of incorporation to reflect the increase in authorized share capital and (B) issue the applicable number of shares of Parent Common Stock to be paid over pursuant to any RSUs that have vested at such time (together with any dividends that have been declared and paid on the underlying Parent Common Stock during the period of time from the vesting date of the applicable RSUs to the date of issuance) in accordance with Section 4.4 or Section 4.5 of this Agreement.

(iv) Parent agrees that it shall not seek the approval of its stockholders, or otherwise file an amendment to its certificate of incorporation, for an increase in the authorized capital stock of Parent prior to obtaining Stockholder Approval (unless such action is concurrent with obtaining Stockholder Approval for a sufficient increase in authorized capital stock of Parent so that it would also satisfy Parent’s obligations under Section 4.10.1(i) or (ii), as applicable).

4.10.2 Cash Election.

(i) If sufficient shares of Parent Common Stock have not been authorized for the issuance of Parent Common Stock in compliance with the terms of Sections 4.4 and 4.5 hereof prior to June 15, 2021 (the “Settlement Option Date”), then the Company may elect (the “Cash Election”) to require Parent, by written notice to Parent (the “Cash Election Notice”), to settle all of the Tranche A and Tranche B RSUs that have vested pursuant to the terms of Section 4.4 or Section 4.5 of this Agreement, respectively, at such time through prompt delivery (but in any case within five (5) Business Days of such Cash Election Notice) of cash (the “Cash Settlement Amount”) as calculated pursuant to Section 4.10.2(ii) below in lieu of shares of Parent Common Stock; provided, however, that the Company acknowledges and agrees that it shall have no right to send the Cash Election Notice if the holders of Parent’s Series C Preferred Stock have made an election to have their shares of Series C Preferred Stock redeemed for cash pursuant to the Exchange Agreement, dated as of June 14, 2016, entered into by and among Parent and each of the stockholders of Parent signatory thereto pursuant to which such shares of Series C Preferred Stock were issued unless and until such holders have been paid in full with respect to such election (it being further agreed that such Exchange Agreement may not be amended in a manner that would prevent the Company from honoring any Cash Election notice under this Section 4.10.2(i) without the Company’s prior written consent). For the avoidance of doubt, the Cash Election Notice may not be delivered prior to the Settlement Option Date.

(ii) The Cash Settlement Amount shall be equal to the greater of (1) the product of (A) the aggregate value of the vested RSUs (Twelve Million Three Hundred Seventy Five Thousand Dollars ($12,375,000.00) in the case of Tranche A or Twenty Million Dollars ($20,000,000) in the case of the Tranche B), multiplied by (B) the percentage of RSUs in Tranche A or Tranche B, respectively, that are deliverable pursuant to Section 4.4 or Section 4.5, as applicable, but have not been delivered due to the failure of the Authorization Proposal and (2) the product of (A) the total number of shares of Parent Common Stock that are deliverable pursuant to Section 4.4 or Section 4.5, as applicable, but have not been delivered due to the failure of the Authorization Proposal to be adopted, multiplied by (B) the Average Price (as defined below) of a share of Parent’s Common Stock.

(iii) “Average Price” means the VWAP (as defined below) of the Parent Common Stock for the ten (10) consecutive trading day period ending two (2) trading days prior to the date of the Cash Election Notice. “VWAP” means, as of any applicable date of determination, the volume weighted average per share price of the Parent Common Stock on the applicable trading day on the principal national securities exchange on which the Parent Common Stock is listed or admitted to trading, or, if not so admitted or listed, as otherwise reasonably determined by the Parent Board.

4.            Amendment to Section 7.6. Section 7.6 of the Agreement shall be amended and restated in its entirety to read as follows (and references thereto in the Agreement shall be disregarded):

“7.6 [Intentionally Omitted]”

5.            Amendment to Section 9.15. Section 9.15 of the Agreement shall be amended and restated in its entirety to read as follows:

“9.15 Authorized Share Capital. At all times following the adoption of the Authorization Proposal by Parent’s stockholders, Parent shall maintain adequate share capital to issue the maximum number of shares issued or issuable pursuant to Sections 4.1.2 (excluding the Closing Equity Consideration issued at Closing) and 11.3.4(ii).”

6.            Amendment to Section 9.22. Section 9.22 of the Agreement shall be amended and restated in its entirety to read as follows:

“9.22 Registered Stock. Parent shall file with the SEC a registration statement on Form S-3 (or any successor form) under the Securities Act:

(1) promptly, and in any event within thirty (30) days following the Closing, to register the resale of the Registrable Securities (as defined below) issuable as Closing Equity Consideration, and

(2) promptly, and in any event within thirty (30) days following the date that Parent files an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware to increase the amount of Parent Common Stock that Parent is authorized to issue, to register the resale of the Registrable Securities to be paid over to the Company pursuant to the RSUs as set forth in Sections 4.4 and 4.5.

In the event that Parent ceases for any reason to be eligible to file with the SEC a registration statement on Form S-3 (or any successor form) under the Securities Act, such that its registration statements on Form S-3 (or any successor form) under the Securities Act previously filed to register the resale of the Registrable Securities may no longer be used to effect the resale of the securities registered thereunder, if so requested by the Company, Parent shall promptly file with the SEC a registration statement on Form S-1 (or any successor form) under the Securities Act to register the resale of the Registrable Securities. Parent shall use its reasonable best efforts to cause any registration statement filed pursuant to either of the preceding two sentences to be declared effective by the SEC as soon as practicable following the filing thereof and to maintain the effectiveness of such registration statement during such time as such securities remain Registrable Securities. Parent shall prepare and file with the SEC such amendments and supplements to any such registration statement and the prospectus included therein as may be necessary to keep any such registration statement continuously effective (and available for use) throughout such period and to ensure that any such registration statement and prospectus does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Parent shall take such other reasonable actions (including, causing such securities to be listed or quoted on a national securities exchange) as may be necessary to facilitate the resale of such securities pursuant to any such registration statement. Parent shall bear all expenses incident to Parent’s performance of or compliance with this Section 9.22, including all registration and filing fees, fees and expenses of compliance with securities or “blue sky” laws, listing application fees, printing expenses, transfer agent’s and registrar’s fees, costs of distributing prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for Parent and all independent certified public accountants and other persons retained by Parent. For the avoidance of doubt, the Company shall bear all underwriting discounts or commissions, brokerage fees and transfer taxes attributable to the sale or disposition by the Company of the securities registered under its registration statements and any fees or expenses of the Company or any counsel to the Company. “Registrable Securities” means the maximum number of shares of Parent Common Stock issuable by Parent in respect of the Equity Consideration, assuming satisfaction of the RSU criteria described in Article 4. Any particular Registrable Securities shall cease to be Registrable Securities (A) when a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) upon and from and after such time as such securities shall be eligible to be resold to the public pursuant to Rule 144 under the Securities Act (or any successor rule thereunder) without any volume or manner of sale restrictions thereunder or (C) when such securities, after having been issued pursuant to Article 4, shall cease to be outstanding. The parties agree to work in good faith to accomplish the registration for resale of any Indemnification Shares, consistent with the provisions set forth in this Section 9.22, to the extent applicable.”

7.            Amendment to Section 11.3.4(ii). Section 11.3.4(ii) of the Agreement shall be amended and restated in its entirety to read as follows:

“(ii) The Buyer and its Affiliates will not have any liability under Section 11.2 in excess of Twenty Million Dollars ($20,000,000.00); provided, that, the first Ten Million Dollars ($10,000,000.00) of such amount shall be payable in cash and the remaining Ten Million Dollars ($10,000,000.00) of such amount shall be payable in, at the Buyer’s option, cash or shares of Parent Common Stock (the “Indemnification Shares”).”

8.            Effect of the Amendment. Each party acknowledges that this Amendment constitutes an amendment to the Agreement as contemplated by Section 13.6 of the Agreement. On or after the date hereof, any reference to the Agreement shall constitute a reference to the Agreement as amended hereby. Except as expressly modified or amended hereby, all terms and provisions of the Agreement shall continue in full force and effect.

9.            Governing Law. The parties specifically agree that this Amendment and any dispute hereunder, whether in law or in equity, whether in contract or in tort, by statute or otherwise, shall in all respects be interpreted, read construed and governed by the internal laws of the State of Delaware, exclusive of its conflicts of law rules.

10.          Counterparts. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Amendment may deliver their executed counterparts by facsimile or other electronic means.

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IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first written above.

PARENT:
BioScrip, Inc., a Delaware corporation

By: /s/ Richard M. Smith

Printed Name: Richard M. Smith

Its: Chief Executive Officer and President

BUYER:
HomeChoice Partners, Inc., a Delaware corporation

By: /s/ Richard M. Smith

Printed Name: Richard M. Smith

Its: Chief Executive Officer and President

COMPANY:
HS Infusion Holdings, Inc., a Delaware corporation

By: /s/ Daniel Greenleaf

Printed Name: Daniel Greenleaf

Its: Chairman & CEO

[Signature page to Amendment No. 2 to Asset Purchase Agreement]